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                                                               Exhibit (a)(11)

FOR IMMEDIATE RELEASE

                     SUNBEAM CORPORATION CLEARS HART SCOTT
              ON ACQUISITIONS OF SIGNATURE BRANDS AND FIRST ALERT

                  Delray Beach, FL, (March 26, 1997) - Sunbeam Corporation (NYSE:SOC) announced today that the required waiting periods under the Hart Scott Rodino Antitrust Improvements Act for its acquisitions of First Alert, Inc. and Signature Brands USA, Inc. have expired. As previously announced, Sunbeam's offers to purchase shares of First Alert and Signature Brands will expire at midnight on April 2, 1998, unless extended.

                  First Alert, Inc. is a leading producer of smoke detectors, carbon monoxide detectors, fire extinguishers and other safety equipment for the consumer. Signature Brands USA, Inc. is the leading producer of consumer coffee makers, through its Mr. Coffee(R) brand, and a leading producer of home and professional scales through its Health o meter(R) brand of products.

                  Albert J. Dunlap, Sunbeam's Chairman and CEO, stated, "We are pleased to have received clearance to complete these two acquisitions. We look forward to rapidly assimilating these excellent product lines and powerful brands into the Sunbeam family of leading global branded durable consumer products."



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                  Cautionary Statements - Statements contained in this press release, including statements relating to the Company's expectations regarding anticipated performance in the future, are "forward looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its expectations, goals, or projected results, due to various factors, including those set forth in the Company's Cautionary Statements contained in its Form 10-K for the period ended December 28, 1997, filed with the Securities and Exchange Commission.

                  Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name consumer products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

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Contact           Rich Goudis
                  Sunbeam Corporation
                  (561) 243-2143


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